EXHIBIT 10.2
Summary of Compensation Terms — Stephen Zarrilli

Annual Base Salary	$340,000

Annual Cash Incentive	In lieu of fiscal year 2008 incentive payment, signing bonus payment to be made in the amount of $113,750 (which is an amount equal to 100% of pro rata portion of annual incentive target, based upon hire date). To be paid on first regular payroll date following hire date.

Long Term Equity Incentives	• Option to purchase 375,000 shares of common stock at an exercise price equal to the average of the high and low prices of a share of Safeguard common stock on June 30, 2008 (Registrant’s quarterly grant date for new hires); option will vest 25% on the first anniversary and in 36 equal monthly installments thereafter and will have an eight-year term.

• Option to purchase 1,125,000 shares of common stock at an exercise price equal to the average of the high and low prices of a share of Safeguard common stock on June 30, 2008 (Registrant’s quarterly grant date for new hires); option will vest incrementally based upon sustained improvement in Safeguard’s stock price as set forth in the following table, with pro rata vesting between the defined stock price levels being tested as of each June 30 and December 31 during the term of the option:

Percentage Vesting	Sustained Stock Price
First 20%	$3.1548
Next 30%	$4.6466
Next 40%	$6.5114
Final 10%	$7.2246

These option grants are intended to meet the employment inducement award exemption provided under Section 303A.08 of the New York Stock Exchange Listed Company Manual.

Severance	If employment with Safeguard is terminated by Safeguard without cause or by executive for good reason within eighteen (18) months following a change of control of Safeguard or executive is terminated for any reason other than for cause, resignation without good reason or as a result of death or disability:
•	Beginning with 2009 fiscal year, pro rata portion of current year’s management incentive plan payout based on actual achievement as of the end of the most recent completed calendar quarter;

•	Lump sum payment equal to 1.5 times his annual salary;

•	Up to twelve (12) months continued coverage under Safeguard’s medical and health plans and life insurance plans;

•	In a separation other than following a change of control, time-based vesting options will fully vest and remain exercisable for 36 months and vested market-based options will remain exercisable for 12 months;

•	In a change of control separation, time-based vesting options will fully vest and remain exercisable for 36 months; all market-based options that have not otherwise vested will vest and remain exercisable for 24 months.

The severance benefits described above are conditioned upon Mr. Zarrilli’s delivery of a customary release to Safeguard.

Benefits	Participation in Safeguard’s standard executive-level benefit programs, including health, dental, and vision plans; life and disability insurance; 401K/deferred compensation plan, but not including any car allowance, annual expense allowance, or executive medical plan.